EXHIBIT 99

Contact::

Rosanne Palacios

Judy Wawroski

Vice President of Marketing	Vice President
International Bancshares Corporation	International Bancshares Corporation
(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

IBC Announces Earnings

LAREDO, Texas—(BUSINESS WIRE)— November 7, 2003—International Bancshares Corporation (NASDAQ:IBOC) today reported net income for the third quarter of 2003 of $33.9 million or $.88 per share - basic ($.86 per share - diluted) compared to $30.9 million or $.78 per share - basic ($.76 per share - diluted), which represents a 13.2% increase in diluted earnings per share and a 9.7% increase in net income over the corresponding period in 2002.

Net Income for the first nine months of 2003 was $93.7 million, or $2.42 per share – basic ($2.37 per share diluted) compared to $73.2 million, or $1.82 per share – basic ($1.78 per share diluted), which represents a 33.1% increase in diluted earnings per share and a 28.0% increase in net income over the corresponding period in 2002.

The increase for the first nine months of 2003 compared to the same period of 2002 can be partially attributed to impairment charges taken by the Company during 2002 due to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and the Company’s share of losses on its investment in the Aircraft Finance Trust (“AFT”).  The adoption of SFAS 142 resulted in an impairment charge of $5.1 million, after tax, on its investment services unit during the first quarter 2002.  The total losses recorded on its investment in AFT totaled $8.2 million, after tax, for the nine months ended September 30, 2002.  Investment securities gains of $11 million, after tax, positively impacted earnings for the first nine months of 2003.  The securities gains arose from a program in place to reposition a portion of the Company’s bond portfolio.

“I’m very pleased with the continued growth in our earnings,” said Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation. “The Company has continued to grow its earnings in the third quarter clearly reflecting the Company’s commitment to improved earnings.”

Total assets at September 30, 2003 were $7.5 billion compared to $6.5 billion at December 30, 2002. Total net loans were $2.7 billion at September 30, 2003 and at December 31, 2002. Deposits at September 30, 2003, were $4.3 billion compared to $4.2 billion at December 31, 2002.

IBC is a $7.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and over 190 ATMs serving 34 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml..